Exhibit (b)(1)

Special Overdraft Agreement

Ono Pharmaceutical Co., Ltd. (hereinafter referred to as the “Borrower”) and Sumitomo Mitsui Banking Corporation (hereinafter referred to as the “Lender”) (hereinafter referred to as the “Lender”) have agreed to the following terms and conditions, in addition to the terms and conditions of the “Bank Transaction Agreement” separately agreed upon between the Borrower and the Lender, and have entered into a Special Overdraft Agreement (hereinafter referred to as the “Agreement”) as of April 10, 2024.

Article 1 (Definition of Terms)

Each of the following terms shall have the meaning set forth below in this Agreement:

1	Business Days	A day other than a day that is considered a bank holiday in Japan.

2	Each Loan	A loan made (or to be made) pursuant to a single loan application submitted by a Borrower in accordance with Article 3. The money lent (or to be lent) under each Loan shall be referred to as the “Loan Amount”.

3	Loan Application Form	An application form in the form of Annex submitted by the Borrower to the Lender or sent by facsimile transmission.

4	Loan Limit	The line of credit permitted by the Lender to the Borrower under this Agreement.

5	Desired Execution Date	A business day within the contract limit period that the Borrower indicates on the Loan Application Form as the day on which it wishes to execute Each Loan.

6	Execution Date	The date on which Each Loan is executed.

7	Due Date	With respect to the principal of and interest on each loan, the maturity date, and with respect to any other money, the date specified as the date on which payment is to be made in accordance with this Agreement.

8	Subject Company	The company issuing the shares of stock that the Borrower acquires (or plans to acquire) directly or indirectly through Each Loan. The act of acquiring such shares is referred to as the “Acquisition”.

9	Laws and Regulations, etc.	Treaties, laws, ordinances, cabinet orders, ministerial ordinances, regulations, notices, judgments, decisions, arbitral awards, notices, administrative guidelines, administrative guidance, and policies of the relevant authorities applicable to this Agreement, transactions under this Agreement, or the parties hereto.

10	Unused Maximum Amount	The Loan Limit less the sum of the unpaid principal amount of Each Loan at each point in time under the Agreement.

Article 2-1 (Main conditions for loans)

(1) Loan Limit

Loan Limit Start Date	April 24, 2024

Loan Limit Period	From Loan Limit Start Date (including the same date) to the Loan Limit Expire Date (including the same date)

Loan Limit Expire Date	October 24, 2024

Loan Limit	300 billion yen

(2) Each Loan

The Borrower may apply for Each Loan in accordance with the terms and conditions of this Agreement and in accordance with the following terms and conditions.

Time Limit for Loan Application	5:00 p.m. 10 business days prior to the Desired Execution Date

Borrowing Application Unit	1 billion yen or more in 10 million yen increments

Borrowing Currency	Yen

Principal Repayment Method	Lump-sum payment of the principal of Each Loan on the maturity date of each Each Loan

Prepayment	As separately set forth in the Agreement.

Base Rate of Interest	The annual interest rate reasonably determined by the lender as the offered rate for interbank yen money lending transactions in the Tokyo interbank market for the period corresponding to the term of each such loan on the date two business days prior to the Desired Execution Date of Each Loan.

How Funds Are Used	Costs related to the Acquisition (including funds to acquire shares of the Subject Company, funds to repay existing financial obligations required in connection with the Acquisition, and other costs incurred in connection with the Acquisition).

Spread	0.125 % per annum

Interest Rate Applicable to The Customer	Base interest rate plus spread

Due Date	The date indicated on the loan application as the final principal repayment date for Each Loan, which shall be any business day up to and including the anniversary of the date 12 months after the Desired Execution Date. (If the Desired Execution Date is the last business day of the month, the borrower shall select either such anniversary date or the last business day of the last month of such period, and if the anniversary date of the Desired Execution Date does not exist in the last month of such period, the last business day of such month.)

Interest Payment Method	For Each Loan, interest calculated on the actual number of days from the execution date to the maturity date (not including the same date), calculated as 365 days per year, is paid in a lump sum on the maturity date of Each Loan.

Holiday Processing	If the due date falls on a non-business day, the next business day shall be the due date, but if such next business day falls in the next calendar month, the immediately preceding business day shall be the due date.

(3) Others

Settlement Account	The following accounts held by the borrower with the lender
	Name of a Store	Osaka Head Office Sales Department	Seal For Settlement Account
	Deposits	Current Account
	Account Number	215037

Article 2-2 (Condition Precedent for Loan)

Lenders will provide loans when the following conditions are met, and when the lender deems the loan appropriate after conducting the prescribed screening.

(i)	the amount of Each Loan does not exceed the unused maximum amount; and

(ii)	The contractual maximum period has not expired.

(iii)	All of the matters described in each item of Article 7 are true and accurate.

(iv)	None of the events listed in each item of Article 5, Paragraph (1) or (2) of the Bank Transaction Agreement has occurred and is not likely to occur on or after the date of the proposed transaction.

(v)	The borrower has not violated any of the terms and conditions of this Agreement, and there is no risk of such violation occurring on or after the date of the requested execution.

(vi)	A board of directors’ resolution (or an equivalent resolution) has been passed by the subject company to approve the Acquisition, and the lender can reasonably confirm the details of such approval.

Article 3 (Provisions Concerning Execution of Each Loan)

(1)

If the Borrower wishes to execute Each Loan, the Borrower shall apply for Each Loan by submitting to the Lender or transmitting by facsimile transmission a Loan Application Form prepared by the Borrower under the signature or seal previously provided by the Borrower to the Lender by the Loan Application Time Limit set forth in this Agreement.

(2)

The Lender shall execute Each Loan by paying each loan amount into the settlement account on the desired execution date only when the loan becomes available in accordance with the preceding Article on the desired execution date.

Article 4 (Prepayment)

(1)	The Borrower may repay all or part of the principal of Each Loan prior to the Due Date of Each Loan (“Prepayment”) only with the prior consent of the lender.

(2)

If the Borrower prepays Each Loan in accordance with the preceding paragraph, the Borrower shall pay interest on the amount of each such Loan to be prepaid (“Prepayment Amount”) in a lump sum on the Prepayment Date on the amount of such Loan to be prepaid from the execution date (including the same date) of each such Loan to the date of prepayment (“Prepayment Date”, not including the same date) (hereinafter referred to as “Accrued Interest”. The method of calculation of such accrued interest shall be in accordance with the method of calculation set forth herein for ordinary interest.), in addition to such Prepayment Amount.

(3)

If the Borrower prepays Each Loan in accordance with the provisions of the preceding two paragraphs, and the interest rate determined by the lender (“Re-invested Rate”) as the interest rate at which money equivalent to the Prepayment Amount is re-invested in the Tokyo Interbank Market, etc. during the period from the Prepayment Date to the Due Date (including the same date) (“Remain Period”) of Each Loan is lower than the applicable interest rate, the Borrower shall pay the amount calculated by multiplying the difference between the Lender’s Re-invested Rate and the applicable interest rate and the actual number of days of the Remain Period (one end due to a late drop) by the Prepayment Amount, in addition to the Prepayment Amount and Accrued Interest, in a lump sum on the Prepayment Date, as a liquidation payment. The liquidation proceeds shall be calculated on a pro-rata basis, with the year being 365 days, and division shall be made at the end of the year and rounded down to the nearest one yen.

Article 5 (Payment by Borrower)

(1)

Payment of the obligations hereunder by the Borrower may be debited by the Lender from the settlement account on each payment date specified herein. In this case, regardless of the provisions regarding the settlement account, the Borrower shall not be required to draw a check or submit a savings account passbook and a request for refund of savings account.

(2)

If the Borrower fails to fulfill its payment obligations on each payment due date, the Lender may later debit the unpaid amount and late charges from the settlement account in accordance with the preceding paragraph.

(3)

When making payments pursuant to the provisions of the preceding two paragraphs, if the balance of the deposit in the settlement account is less than the amount equivalent to the repayment amount and interest to be paid, the Borrower shall not object even if the repayment and payment are deemed not to be made for the entire amount.

Article 6 (Obligations of Borrower)

The Borrower shall, from and after the date of execution of this Agreement, affirmatively undertake to perform at its own expense the matters set forth in the following items. The provisions of this Article shall remain in effect until all obligations owed by the Borrower to the Lender with respect to this Agreement have been performed, whether or not the Loan Limit Period has ended.

(i)

When the Borrower submits securities reports, amendment reports, semi-annual reports, quarterly reports, and extraordinary reports, etc. (hereinafter referred to as “Reports, etc.”) to the head of the competent financial bureau, a copy of such Reports, etc. shall be submitted to the lender without delay. In the event that the Report, etc. is disclosed electronically through an electronic disclosure system for securities reports and other disclosure documents under the Financial Instruments and Exchange Law (EDINET), the above submission shall be deemed to have been made at the time of such disclosure without requiring any notice or any other action to the Lender. However, if the Lender requires a copy of the Report, etc., a copy of the Report, etc. shall be submitted.

(ii)

Immediately notify the Lender in writing of the occurrence of any of the events listed in each item of Article 5.1 or 5.2 of the Bank Transaction Agreement, or of the possibility of the occurrence of any such event.

(iii)

If requested by Lender for reasonable cause, immediately notify Lender in writing of the property, management or business conditions of Borrower and its subsidiaries and affiliates (all as defined in the Regulations Concerning Terms, Forms and Preparation Methods of Financial Statements, etc., and the same shall apply hereinafter), and provide Lender with the convenience necessary to investigate such matters.

(iv)

If the Borrower submits a Loan Application Form and the Lender requests it for reasonable cause, to provide the Lender with the benefits necessary for the Lender to conduct an investigation in connection with the Acquisition.

(v)

If any material change occurs or is likely to occur in the property, management, or business conditions of the Borrower or its subsidiaries or affiliates, immediately notify the Lender thereof in writing.

(vi)	If a situation arises or is likely to arise in which each of the items listed in Article 7 is not true, immediately notify the Lender in writing to that effect.

Article 7 (Representations and Warranties by Borrower)

(i) The Borrower shall confirm for the Lender that the following items are true and correct as of the date of execution of this Agreement and as of the date of Each Loan (however, with respect to item (iv), as of the time when the reports, etc. prepared after the date of execution of this Agreement are submitted to the Lender), and if at a later date such confirmation is found to be untrue or inaccurate, the Borrower shall immediately notify the Lender thereof in writing and shall bear all losses, expenses and other damages incurred by the Lender. The provisions of this Article shall remain in full force and effect until all obligations of the Borrower to the Lender with respect to this Agreement have been performed, whether or not this Agreement has been terminated.

(i)

the execution and performance of this Agreement by the Borrower shall not (i) result in a breach of any contractual obligation other than this Agreement incurred by the Borrower or (ii) result in a breach of any law or regulation binding on the Borrower or its property; and

(ii)

The Borrower has the full legal capacity to assume all obligations under this Agreement and the full legal capacity necessary to comply with and perform the provisions set forth in this Agreement, and that this Agreement is valid and binding on the Borrower.

(iii)

The Borrower is a legal entity legally established and validly existing under the laws of Japan, and has duly completed all internal approval procedures necessary for the execution of this Agreement and the observance and performance of all obligations under this Agreement.

(iv)	The Report, etc. is complete and accurate in light of accounting standards generally accepted in Japan.

(v)	No lawsuit, dispute, administrative action, etc. that would materially affect the performance by the Borrower of its obligations under this contract has occurred or is likely to occur.

(vi)	None of the events listed in each item of Article 5, Paragraph (1) or (2) of the Bank Transaction Agreement has occurred or is likely to occur.

Article 8 (Termination of Loan Limit Period)

(1)	In the event of any of the following, the Loan Limit Period will naturally end.

(1)	When the Loan Limit Period expires.

(ii)	When the Borrower loses the benefit of time with respect to the obligations under this contract.

(2)

The Borrower may terminate the Loan Limit Period at any time during the Loan Limit Period by giving written notice to the Lender of its intention to terminate the Agreement. In such case, the borrower shall specify in such notice the date five (5) business days after the date of notice as the date on which the Loan Limit Period shall terminate, and the Loan Limit Period shall terminate on such date.

(3)

Even if the Loan Limit Period is terminated pursuant to the provisions of this Article, the principal of and interest on Each Loan that is not yet due and payable at the end of the Loan Limit Period shall be repaid on the due date of the principal and interest of Each Loan, unless the Borrower has forfeited the benefit of time with respect to its obligations under this Agreement.

(4)

Notwithstanding the termination of the Loan Limit Period pursuant to this Article, this Agreement shall remain in effect and binding on the Borrower and the Lender with respect to the performance of such obligations until all obligations owed by the Borrower to the Lender with respect to this Agreement have been performed.

Article 9 (General Provisions)

(1)	Amendment to this Agreement

This Agreement may not be modified unless agreed to in writing by the Borrower and the Lender.

(2)	Transfer

(i)

Neither the Borrower nor the Lender shall assign or transfer its position, rights and obligations under this Agreement, in whole or in part, to any third party without the prior written consent of the other party.

(ii)

To the extent not in violation of Laws and Regulations, etc., the Lender may assign the receivables for Each Loan, and the Borrower agrees in advance to such assignment, provided that the relevant provisions of this Agreement shall continue to apply in relation to the assignee after such assignment.

(iii)	This Agreement shall be binding on the successors of the Lender and the Borrower, as well as on any assignees of their positions, rights and obligations under this Agreement.

(3)	Losses, expenses and other damages

Borrower shall be liable for all losses, expenses and other damages incurred by Lender due to Borrower’s failure to perform its obligations under this Agreement or breach of any provision of this Agreement.

(4)	Governing law

This Agreement shall be governed by the laws of Japan.

(5)	Relationship to Bank Transaction Agreements

In the event of any inconsistency between the provisions of the Bank Transaction Agreements and the provisions of this Agreement, the provisions of this Agreement shall prevail. In the event that any matter is not specifically provided for in this Agreement but is provided for in the Banking Agreements, the provisions of the Bank Transaction Agreements shall govern.

As evidence of the execution of this Agreement, two (2) copies of this document shall be prepared, one signed and sealed by the Borrower and the other by the Lender, and each copy shall be retained by the Lender.

April 10, 2024

Borrower: Ono Pharmaceutical Co. Ltd.

Ono Pharmaceutical Co. Ltd.

Representative Director Satoru Sagara

Lender: Sumitomo Mitsui Banking Corporation

4-6-5 Kitahama, Chuo-ku, Osaka, Japan

Sumitomo Mitsui Banking Corporation

Executive Officer,

Osaka Head Office Sales Dept.

First Manager,

Yoshihiro Miyake

bank use column

Loan administration center use column
verification	person in charge	settlement account	the person himself
		collator	collator
rank and file member of staff

Annex

[MM/DD/YYYY]

To Sumitomo Mitsui Banking Corporation

Address

Name

(Seal to be registered)

Loan Application Form

We hereby apply for each of the following loans in accordance with the provisions of Article 3 of the Special Overdraft Agreement (hereinafter simply referred to as the “Agreement”. Any terms used in this loan application form shall be defined in the Agreement) dated April 10, 2024, with your bank. We hereby confirm to that all of the conditions set forth in Article 2-2 of the Agreement have been met, that all of the obligations set forth in each item of Article 6 of the Agreement have been performed, and that all of the matters set forth in each item of Article 7 of the Agreement are true and correct at the time of submission of this application and as of the Requested Execution Date below, and we confirm that we will be liable for all losses, expenses, and other damages incurred by us as a result of such confirmation being untrue.

record

Amount of money	JPY

Desired Execution Date

Due Date

Subject Company	[Write the name of the subject company and information necessary to identify the subject company (including, but not limited to, location, names of directors and officers, and shareholder composition).]

End

bank use column

store name		store number		account number		initiative number

Sales Department use column			Loan administration center column

verification	Confirmation of sending a copy to the company	Confirmation of delivery of a copy at the time of collection of the original	verification	Seal of person in charge	Seal Seal verification	voucher completed

	(Seal of person in charge)	(Seal of person in charge)